Exhibit 99.3

EXPRO GROUP HOLDINGS INTERNATIONAL LIMITED

2018 MANAGEMENT INCENTIVE PLAN

NOTICE OF [NON-EXECUTIVE DIRECTOR] STOCK OPTION AWARD [FOR UK EMPLOYEES]

[(NON-LEAD HOLDER DIRECTOR)]

Participant Name and Address:	[NAME] [ADDRESS]

You (the “Participant”) have been granted Options to purchase shares of Common Stock, subject to the terms and conditions of this Notice of Stock Option Award (the “Notice”), [the UK sub-plan to] the Expro Group Holdings International Limited 2018 Management Incentive Plan (the “Plan”) and the Stock Option Award Agreement (the “Option Agreement”) attached hereto, as follows. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Notice.

Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to the Options (the “Shares”):	____________ Performance-Contingent Options ____________ Time-Based Options
Exercise Price per Share:
Expiration Date:
Type of Option:	Non-Qualified Stock Options
Vesting of Time-Based Options:
Vesting of Performance-Contingent Options:
IRR Thresholds:
Exercisability:

IN WITNESS WHEREOF, the Company and the Participant have executed this Notice and agree that the Option is to be governed by the terms and conditions of this Notice, the Plan, and the Option Agreement.

EXPRO GROUP HOLDINGS INTERNATIONAL LIMITED

By:
Name:
Title:

THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT [THIS OPTION IS GRANTED IN CONNECTION WITH EMPLOYMENT (AND NOT ANY OTHER OFFICE) AND] NOTHING IN THIS NOTICE, THE OPTION AGREEMENT, OR THE PLAN SHALL CONFER UPON THE PARTICIPANT ANY RIGHT WITH RESPECT TO FUTURE AWARDS OR CONTINUATION OF THE PARTICIPANT’S EMPLOYMENT WITH [OR SERVICE TO] THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH THE PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY TO TERMINATE THE PARTICIPANT’S EMPLOYMENT WITH [OR SERVICE TO] THE COMPANY [IN ACCORDANCE WITH THE TERMS OF THE PARTICIPANT’S CONTRACT OF EMPLOYMENT][, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT NOTICE. THE PARTICIPANT ACKNOWLEDGES THAT UNLESS THE PARTICIPANT HAS A WRITTEN EMPLOYMENT AGREEMENT WITH THE COMPANY TO THE CONTRARY, THE PARTICIPANT’S STATUS IS AT WILL].

The Participant acknowledges receipt of a copy of the Plan and the Option Agreement, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Option subject to all of the terms and provisions hereof and thereof. The Participant has reviewed this Notice, the Plan, and the Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice, and fully understands all provisions of this Notice, the Plan and the Option Agreement. The Participant hereby agrees that all questions of interpretation and administration relating to this Notice, the Plan and the Option Agreement shall be resolved by the Committee in accordance with Section 15 of the Option Agreement. The Participant further agrees to the venue selection in accordance with Section 16 of the Option Agreement. The Participant further agrees to notify the Company upon any change in the residence address indicated in this Notice.

Dated: ______________________	Signed:
Participant

2

EXPRO GROUP HOLDINGS INTERNATIONAL LIMITED

2018 MANAGEMENT INCENTIVE PLAN

STOCK OPTION AWARD AGREEMENT [FOR UK EMPLOYEES]

1. Grant of Option. Expro Group Holdings International Limited, a Cayman Islands company (the “Company”), hereby grants to the Participant (the “Participant”) named in the Notice of Stock Option Award (the “Notice”), options (the “Options”) to purchase the Total Number of Shares Subject to the Option (the “Shares”) set forth in the Notice, at the Exercise Price per Share set forth in the Notice (the “Exercise Price”) subject to the terms and provisions of the Notice, this Stock Option Award Agreement (this “Option Agreement”) and the [UK sub-plan to] the Company’s 2018 Management Incentive Plan (the “Plan”), which are incorporated herein by reference. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Plan.

2. Exercise of Options.

(a) The Options shall be exercisable during the term in accordance with the Exercisability set out in the Notice and with the applicable provisions of the Plan and this Option Agreement. Vested Options will become exercisable on the first to occur of the consummation of a Sale Transaction and a Public Offering.

(b) The Options shall be exercisable in a manner and pursuant to such procedures as the Committee may determine, which may include the delivery of an exercise notice in a form to be approved by the Committee [and shall (unless the Committee determines otherwise) include delivery of the Tax Election (as defined in section 12(c) below)].

(c) Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of the Participant: (i) cash; (ii) check; (iii) by reduction in the number of shares otherwise deliverable upon such exercise of this Option with a Fair Market Value equal to the aggregate Exercise Price at the time of such exercise; or (iv) subject to consent of the Company at the time of exercise, surrender of other Shares which (A) shall be valued at its Fair Market Value on the date of exercise, and (B) must be owned free and clear of any liens, claims, encumbrances or security interests, if accepting such Shares, in the sole discretion of the Committee, shall not result in any adverse accounting consequences to the Company.

3. Vesting Schedule. Except as specifically provided in Sections 4 and 5 below, the Options awarded by the Notice and this Option Agreement will vest in accordance with the “Vesting Schedule” set forth in the Notice.

4. Liquidity Events.

(a) Sale Transaction. Upon the consummation of a Sale Transaction [in which the consideration comprises cash], all Options are deemed to vest and be exercised automatically [; provided, however, the vesting of Performance-Contingent Options depends on the extent to which IRR Thresholds are achieved (as determined by the Committee); provided, further, that] Upon the consummation of a Sale Transaction in which the consideration includes securities of the acquiring entity (the “Acquiror”), [vested options will be deemed exercisable and,] at the discretion of the Acquiror, (i) such vested Options may be [deemed exercised or converted][exchanged] pro rata into such securities of the Acquiror or settled in cash and (ii) such unvested Options may be [deemed vested and exercised or converted][exchanged] pro rata into options to purchase such securities of the Acquiror with similar vesting provisions as the original

Options (excluding, for the avoidance of doubt, the requirement to achieve a Sale Transaction or Public Offering) (“Acquiror Options”) or settled in cash. Notwithstanding the foregoing, if at any time following the consummation of a Sale Transaction in which Participant receives Acquiror Options, Oak Hill Advisors L.P. and its affiliates (collectively, “Oak Hill”) no longer beneficially own, or manage funds that beneficially own, at least 50% of the shares of Common Stock beneficially owned by Oak Hill or its managed funds as of immediately prior to the consummation of such Sale Transaction, all Acquiror Options shall vest.

(b) Public Offering. Upon the occurrence of a Public Offering, vested Options will be deemed exercisable[, subject to applicable lock up provisions], and unvested Options will continue to vest on their existing terms (excluding, for the avoidance of doubt, the requirement to achieve a Sale Transaction or Public Offering). [The Committee shall calculate IRR Thresholds for all Performance-Contingent Options on the 30-day volume weighted average price of the Common Stock: (i) immediately following the Public Offering; (ii) on the 6 month anniversary following the Public Offering, (iii) on the 12 month anniversary following the Public Offering; and (iv) on the 18 month anniversary following the Public Offering (each of (i) to (iv) being a “Test Date”). On each Test Date (other than the first Test Date), any Performance Contingent Options that did not meet the maximum IRR Threshold on the previous Test Date shall be re-tested. For the avoidance of doubt, when a Participant’s Performance-Contingent Options vest on the applicable anniversary of the Vesting Commencement Date following a Public Offering, the options shall be deemed vested at the highest IRR Threshold achieved under (i)-(iv) above, regardless of whether the time-based requirement of such options had been satisfied at time of the IRR Threshold calculation, provided that the options shall not vest or be exercisable until the time-based requirement is satisfied.] If at any time following a Public Offering, Oak Hill no longer beneficially owns, or manages funds that beneficially own, at least 50% of the shares of Common Stock beneficially owned by Oak Hill or its managed funds as of immediately prior to the Public Offering, all Options shall vest [(subject to achievement of IRR Thresholds for Performance-Contingent Options)].

5. Termination of Service.

(a) Termination for Cause [or Resignation other than for Good Reason]. If Participant’s [service][employment] is terminated [by the Company] for Cause, then all Options will be forfeited[; if Participant resigns his or her employment with the Company other than for Good Reason before the consummation of a Sale Transaction or Public Offering, any vested Time-Based Options will remain in effect and any unvested Time-Based Options and Performance-Contingent Options will be forfeited; if Participant resigns his or her employment with the Company other than for Good Reason after the consummation of a Sale Transaction or a Public Offering, then any vested Options (whether Time-Based Options or Performance-Contingent Options) will remain in effect and only unvested Options will be forfeited. For the avoidance of doubt, vested Options cannot be exercised until a Liquidity Event].

(b) Termination for Other than for Cause or Resignation [for Good Reason]. If Participant’s [service][employment] is terminated [by the Company] other than for Cause (including for death or Disability), or Participant resigns [from] his or her [position(s)][employment] with the Company for [any reason][Good Reason], then any vested Options will remain in effect and only unvested Options will be forfeited[; provided, however, if Participant’s termination or resignation date (as applicable) is within three months prior to the consummation of a Sale Transaction or a Public Offering, all Options will be treated as though the Participant remainder continuously employed by the Company through such event; provided, further, if a Participant’s termination or resignation date is within 18 months after the consummation of a Sale Transaction, all Acquiror Options shall vest]. [Such vested Options will become exercisable on the first to occur of the consummation of a Sale Transaction and a Public Offering.]

(c) [Without prejudice to the generality of the foregoing, if the Participant’s service or employment is terminated for whatever reason (including, for the avoidance of doubt, in breach of contract) the Participant shall not be entitled to any compensation for loss of any right or benefit or prospective right or benefit under this Agreement or the Plan which the Participant might otherwise have enjoyed or for the lapse of any such right or benefit, whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever and the Participant hereby irrevocably waives any such right.]

6. Transferability of Options. Unless determined otherwise by the Committee, the Options may not be sold, pledged, assigned, hypothecated, or otherwise transferred by Participant in any manner other than by will or by the laws of descent and distribution. During the lifetime of Participant, the Options will be exercisable only by Participant or his or her legal representative.

7. Participant’s Representations. The Participant understands that neither the Option nor the Shares exercisable pursuant to the Option have been registered under the Securities Act of 1933, as amended or any United States securities laws.

8. Term of Option. The Option must be exercised no later than the Expiration Date set forth in the Notice or such earlier date as otherwise provided herein. After the Expiration Date or such earlier date, the Option shall be of no further force or effect and may not be exercised.

9. Stop-Transfer Notices. In order to ensure compliance with the restrictions on transfer set forth in this Option Agreement, the Notice or the Plan, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

10. Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Option Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

11. Market Standoff Agreement. Participant agrees that in connection with any registration of the Company’s securities that, upon the request of the Company or the underwriters managing any Public Offering, Participant will not sell or otherwise dispose of any Shares without the prior written consent of the Company or such underwriters, as the case may be, for such reasonable period of time after the effective date of such registration as may be requested by such managing underwriters and subject to all restrictions as the Company or the underwriters may specify. Participant will enter into any agreement reasonably required by the underwriters to implement the foregoing. [In a Public Offering, Participant will have the opportunity to exercise Options vesting in connection with the Public Offering and to sell the underlying Shares in the Public Offering, up to the amount of any tax [or employee National Insurance contributions] required to be paid by Participant by law in connection with the [exercise of the Options and/or] Public Offering.]

12. Tax Consequences.

(a) The Participant may incur [a] tax [and/or National Insurance contributions] liability as a result of the Participant’s [exercise of the Options, or the] purchase or disposition of the Shares. THE PARTICIPANT SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES.

(b) Notwithstanding the Company’s good faith determination of the Fair Market Value of the Common Stock for purposes of determining the Exercise Price Per Share of the Option as set forth in the Notice, the taxing authorities may assert that the Fair Market Value of the Common Stock on the Date of Grant was greater than the Exercise Price Per Share. The Company makes no representation that the Option will comply with Section 409A of the Code and makes no undertaking to prevent Sections 409A or 457A of the Code from applying to the Option or to mitigate its effects on any deferrals or payments made in respect of the Option. The Participant is encouraged to consult a tax adviser regarding the potential impact of Sections 409A or 457A of the Code.

(c) [Unless the Committee determines otherwise in its absolute discretion, the exercise of the Options shall be granted conditional upon the Participant completing and returning a duly executed tax election under section 431 election of the UK Income Tax (Earnings and Pensions) Act 2003 in such form as is approved by the Company (the “Tax Election”), in order to disapply any restrictions attaching to the Shares for UK tax purposes.]

13. Entire Agreement; Severability. The Notice, the Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and the Participant. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan shall prevail. Nothing in the Notice, the Plan and this Option Agreement (except as expressly provided therein) is intended to confer any rights or remedies on any persons other than the parties. Should any provision of the Notice, the Plan or this Option Agreement be determined to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.

14. Construction. The captions used in the Notice and this Option Agreement are inserted for convenience and shall not be deemed a part of the Option for construction or interpretation. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

15. Administration and Interpretation. Any question or dispute regarding the administration or interpretation of the Notice, the Plan or this Option Agreement shall be submitted by the Participant or by the Company to the Committee. The resolution of such question or dispute by the Committee shall be final and binding on all persons.

16. Governing Law; Venue. The Notice, the Plan and this Option Agreement are to be construed in accordance with and governed by the laws of the State of New York without regard to choice of law principles. The Company and the Participant agree that any suit, action, or proceeding arising out of or relating to the Notice, the Plan or this Option Agreement shall be brought in the courts located in New York County and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. If any one or more provisions of this Section 16 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

17. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States) [or its UK equivalent], with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other party.

18. Counterparts. The Notice may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

19. Conflicts. In the event of a conflict or inconsistency between the terms and conditions of this Option Agreement and a written [employment] agreement between the Company and the Participant, the terms and conditions of such [employment] agreement shall control.

20. [Data Protection.

(a) The holding and processing of data relating to you (including personal data) in relation to or in connection with the Options and/or your holding of the Shares will be in accordance with the Company’s privacy notice. This will include the disclosure of such data (even outside the European Economic Area) to:

(i)	your Employer or any Related Affiliate;

(ii)	any possible purchaser of your Employer or its business or any Related Affiliate or its business

(iii)	any actual or potential finance provider of your Employer or any Related Affiliate;

(iv)	any shareholders in the Company, your Employer or any Related Affiliate,

(and, in each case, to the employees, directors, officers and advisers of the same).

(b) You further agree to give all such assistance and supply or procure to be supplied (including by way of updates) all such information and to execute and deliver (or procure the execution and delivery of) all such documents that the Company or any Related Affiliate may require to enable it to comply with the Foreign Account Tax Compliance Act (FATCA), any exchange of information agreement (IGA) or any similar, equivalent or related laws, rules or regulations in any jurisdiction. You agree and authorise the Company or any Related Affiliate to disclose such information to any governmental authorities in any jurisdiction (including HM Revenue & Customs in the UK and the Internal Revenue Service in the USA) if it is required to be disclosed pursuant to FATCA, any IGA or any similar, equivalent or related laws, rules or regulations.]